Conmed Healthcare Management, Inc. Extends and Expands Existing Contract with Charles County, Maryland
Value to Exceed $8.8 Million over a Five-Year Period

Hanover, Md. -- (BUSINESS WIRE) -- July 1, 2008 -- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News) a leading full service provider of correctional facility healthcare services to county detention centers, today announced that it has entered into a new full-service contract with Charles County, Maryland. The contract has an incremental value of approximately $181,000 per year over the previous contract with Charles County due to an increase in staffing resulting from an increase in inmate population and facility expansion. The new, expanded five-year contract, which is effective July 2, 2008, has an initial one-year period, with four one-year renewal options and is expected to generate approximately $1.8 million during the first year and is expected to generate approximately $8.8 million over the life of the contract if each renewal option is exercised, excluding cost of living adjustments. After the initial one year period of the contract, rates for subsequent years are subject to potential annual increases and adjustments based on the Medical Services CPI.

Under terms of the agreement, Conmed will provide medical services that include staffing of nurses, physicians, and clerical personnel, dental services, ancillary services such as laboratory and diagnostic x-ray procedures, as well as pharmacy services. In addition, Conmed will also provide offsite specialist and hospital services, subject to contractual limits and contingencies as defined by the contract.

Dr. Richard W. Turner, Chairman and Chief Executive Officer, commented, “Our relationship with Charles County, Maryland, dates back nearly 20 years to 1989 and the recent increase in the inmate population to approximately 500 required the County to open an “annex” to house work-release inmates. As a result, there was a need to increase healthcare staff and services. We are gratified that the County has entered into a new contract with us as it reflects their continued satisfaction with the services we provide to them. Our ability to grow organically, through both new and deeper account penetration without significant capital requirements is a key driver of our long-term financial model."

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the Sate of Maryland, and currently services detention centers and correctional facilities in thirty counties in five states, including Washington, Oregon, Kansas, Virginia, and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden Communications
Peter Seltzberg, 646-415-8972
peter@haydenir.com

or
Brett Maas, 646-536-7331
brett@haydenir.com